Exhibit 14.1
VALENTEC SYSTEMS, INC
CODE OF BUSINESS CONDUCT AND ETHICS FOR
MEMBERS OF THE BOARD OF DIRECTORS
All Directors upon taking Office must understand, agree to and sign our policy concerning business conduct and ethics. Directors must also certify each year that they have recently re-read this Policy and understand it. Failure to comply with this Policy is cause for censorship by the Board and possible removal from position.

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CODE OF BUSINESS CONDUCT AND ETHICS FOR MEMBERS OF THE BOARD OF DIRECTORS
          The Board of Directors (the “Board”) of Valentec Systems, Inc. (the “Company”) has adopted the following Code of Business Conduct and Ethics (the “Code”) for Directors of the Company. This Code is intended to focus the Board and each Director on areas of ethical risk, provide guidance to Directors to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability.
          Each Director must comply with the letter and spirit of this Code.
          No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for Directors. Directors are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of either the Chairman of the Board or the Chairman of the Audit Committee, who may consult with outside legal counsel as appropriate.
          Directors who serve as Officers of the Company must apply this Code in conjunction with the Company’s “Business Conduct Integrity and Ethics Policy” and with the “Code of Ethics for Officers and Managers of the Company.”
Director’s Objective and Responsibility
          The Board represents the interests of all stockholders, as owners of the Company. As such, the Board’s sole objective and primary responsibility is to “maximize long-term shareholder value”.
Advice and Consent
          The Directors bring to the Board various experiences and talents and are expected to use their background and knowledge to advise, provide contacts, offer alternatives and make recommendations that will support and improve the performance of the Company.
Oversight
          The Directors are obligated to overseeing management performance on the stockholders’ behalf. The Board’s responsibilities in performing this oversight function include a Duty of Care and a Duty of Loyalty.
Duty of Care
          A Director’s duty of care refers to the responsibility to exercise appropriate diligence in overseeing the management of the Company, making decisions and taking other actions. In meeting the Duty of Care, Directors are expected to:
•	Attend and participate in Board and committee meetings. Personal participation whether in person or via phone is required without exception. Directors may not vote or participate by proxy.

•	Remain properly informed about the Company’s business and affairs. Directors must review and devote appropriate time to studying Board financial and management materials.

•	Rely on others. Directors who are not employees of the Company, and who rely on others such as management, employees, and professional advisors, must be pro active in obtaining factual information before making decisions.

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•	Make inquiries. Directors must make inquiries about potential problems that come to their attention and follow up until they are reasonably satisfied that management is addressing them appropriately.
Duty of Loyalty
          A Director’s duty of loyalty refers to the responsibility to act in good faith and in the Company’s best interests, not the interests of the Director, a family member or an organization with which the Director is affiliated. Directors cannot use their positions for personal gain.
Conflict of Interest
          Directors must avoid any conflicts of interest between the Director and the Company.
          Any situation that involves, implies, appears or may reasonably be expected to involve, a conflict of interest with the Company, must be disclosed promptly to either the Chairman of the Board or the Chairman of the Audit Committee.
          A “Conflict of Interest” can occur when a Director’s personal interest is adverse to – or may appear to be adverse to – the interests of the Company as a whole. Conflicts of interest also arise when a Director, or a member of his or her Immediate Family (as defined below), receives improper personal benefits as a result of his or her position as a Director of the Company. In addition, a conflict situation can arise when a Director takes actions or has interests that may make it difficult to perform his or her duties for the Company objectively and effectively because of his responsibilities to his current employer or personal situation.
     This Code does not attempt to describe all possible Conflicts of Interest, which could develop. Some of the more common conflicts from which Directors must refrain, however, are set out below.
•	Relationship of Company with third parties. Directors may not engage in any conduct or activities that are inconsistent with the shareholders’ best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

•	Compensation from Non-Company Sources. Directors may not accept compensation (in any form) for services “performed for the Company” from any source other than the Company.

•	Gifts. Directors and members of their Immediate Family may not accept gifts from persons or entities who deal with the Company in those cases where any such gift has more than a nominal value or where acceptance of the gifts could create the appearance of a Conflict of Interest.

•	Personal use of Company Assets. Directors or Immediate Family of Directors may not use Company assets, labor or information for personal use unless approved by the Chairman of the Board or as part of a compensation or expense reimbursement program available to all Directors. “Immediate Family” is defined to include a Director’s spouse, parents, children, siblings, in-laws, brothers and sisters, and anyone (other than domestic employees) who share such Director’s home.

•	Financial Matters. Directors and members of their Immediate Family may not accept any loans from the Company nor guarantees by the Company of any obligations of the Directors or such Immediate Family members.

•	Non-Competition. A Director may not perform services for, or serve as a Director of, or have a substantial interest in, any competitor of the Company.

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•	A Director may not engage in a transaction with the Company, or work for or own a substantial interest in any organization doing or seeking to do business with the Company.
Corporate Opportunities
          Directors are prohibited from:
(a)	Taking for themselves personally opportunities related to the Company’s business that are discovered through the use of Company property, information or position, or

(b)	Using the Company’s property, information, or position for personal gain, or

(c)	Competing with the Company for business opportunities, provided, however, if the Company’s disinterested Directors determine that the Company will not pursue an opportunity that relates to the Company’s business, a Director may do so.
Confidentiality
          Directors must maintain the confidentiality of information entrusted to them by the Company or its customers and any other confidential information about the Company or its customers that comes to them, from whatever source, in their capacity as Directors, except when disclosure is authorized or legally mandated. For purposes of this Code, “Confidential Information” includes all non-public information relating to the Company that might be of use to competitors, or harmful to the Company or its customers, if disclosed.
To protect this information, it is Company policy that:

•	Confidential information of the Company should be disclosed within the Company only on a need-to-know basis.

•	Confidential Information of the Company or of other parties should be held in secure locations accessible only to personnel on a need-to-know basis.

•	Confidential Information of the Company (paper or electronic) must be marked with additional handling instructions as designated by the Company.

•	Confidential Information of the Company should be disclosed outside the Company only when required by law or when necessary to further the Company’s business activities and in accordance with the Company’s disclosure guidelines.
Compliance with Laws, Rules and Regulations; Fair Dealings
          Directors shall comply, and oversee compliance by employees, officers and other Directors, with laws, rules and regulations applicable to the Company, including insider trading laws, and promote the full, fair, accurate, timely and understandable disclosure in reports and documents filed with the SEC and in other public communications made by the Company. The Company’s Insider Trading Policy governs transactions in Company securities. Insider trading is both unethical and illegal, and must be dealt with decisively.
          Directors shall deal fairly with the Company’s customers, suppliers, competitors and employees. The Directors shall not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

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Antitrust Matters
          Directors should not exchange information with competitors regarding prices or market share and should refrain from exchanging other information that could be construed as a violation of antitrust laws.
          The following agreements and arrangements are among those that constitute violations of applicable laws and must not be engaged in under any circumstances:
•	Agreements with competitors to fix prices or any other terms and conditions of sale;

•	Agreements with competitors to boycott specified suppliers or customers;

•	Agreements with competitors to allocate products, territories or markets, or to limit the production or sale of products or product lines;

•	Agreements with customers to fix resale prices; and

•	Any behavior that can be construed as an attempt to monopolize.
          Failure to comply could result in serious consequences for the Company and the offending individuals. Violations of antitrust laws are crimes, subjecting the Company and individuals to heavy fines, and individuals to possible imprisonment as well. In addition, the Company may be required to pay triple damages and be ordered to refrain from engaging in certain activities.
Encouraging the Reporting of any Illegal or Unethical Behavior
          Directors must proactively promote ethical behavior and take steps to ensure the Company: (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to promptly report violations of laws, rules, regulations or the Company’s Business Conduct Policy to appropriate personnel; (c) informs employees that the Company will not allow retaliation for reports of violations made in good faith; and (d) takes the steps that are reasonably necessary to deter wrongdoing and to promote accountability for adherence to the Company’s Business Conduct Policy.
Compliance Procedures
          Directors must communicate any suspected violations of this Code promptly to either the Chairman of the Board or the Chairman of the Audit Committee. Violations will be investigated by the Board or by a person or persons designated by the Board and appropriate action will be taken in the event of any violations of the Code.
Company Assets
          Directors shall protect the Company’s assets and ensure their efficient use and that they are used for legitimate business purposes. Theft, carelessness and waste have a direct impact on the Company’s profitability.
Media Relations
          The Company values its relationships with those in the media and endeavors to provide full and prompt disclosure of all material developments or events.
          It is the policy of the Board that the non-management Directors shall not have any direct contact with the media regarding the Company. Should any non-management Director receive any inquiries from

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the media regarding the Company, such Director must respond by explaining the policy and directing the member of the media to contact the Chief Executive Officer of the Company.
          In certain crisis situations or other exigent circumstances, it may be advisable for Members of the Board to make statements to the media or to respond to inquiries from the media. Should such a situation occur, the Presiding Director will have the responsibility of obtaining appropriate legal and public relations advice prior to making such statements or responding to inquiries from the media on behalf of the Board and all inquiries from the media must be directed to the Presiding Director for response. Unless the Board decides that it would be otherwise inappropriate under the circumstances, the Presiding Director will coordinate any statements made to the media or responses to any inquiries from the media with the Chief Executive Officer of the Company.
BOARD OF DIRECTORS
VALENTEC SYSTEMS, INC
DECEMBER 31, 2005

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VALENTEC SYSTEMS, INC
CODE OF BUSINESS CONDUCT AND ETHICS FOR
THE OFFICERS AND MANAGERS OF THE COMPANY
Please read this Policy carefully. All Officers and Managers must understand our policy concerning personal and business ethics. Officers and Managers must certify once a year that they have recently re-read this Policy and understand it. Failure to comply with this Policy is cause for severe disciplinary action.

CODE OF BUSINESS CONDUCT AND ETHICS
The Board of Directors (the “Board”) of Valentec Systems, Inc (the “Company”) has adopted the following Code of Ethics (the “Code”) to apply to the Company’s Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, General Manager, Vice President-Controller, Project Managers, Director of Purchasing, Production Managers, IS Manager and all other Responsible Managers (herein all are referred to as “Managers”):
This Code is intended to focus the Managers on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, foster a culture of honesty and accountability, deter wrongdoing and promote fair and accurate disclosure and financial reporting.
No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles. The Managers are encouraged to bring questions or concerns about particular circumstances that may involve one or more of the provisions of this Code to the attention of Senior Management of the Company or the Chairman of the Audit Committee, who may consult with outside legal counsel as appropriate.
In addition to this Code Of Ethics, as employees of the Company, the Managers are also covered by, and expected to comply with, the Company’s Statement of Governance “Business Conduct, Integrity and Ethics” Concerning overall Business Conduct provided to each employee. It must be understood that each Manager is expected to adhere to the highest standard of ethical conduct.
The success of the Company depends on the way the Managers conduct business and the way the public perceives that conduct. Unethical actions, or the appearance of unethical actions, are not acceptable. The Managers are expected to be guided by the following principles in carrying out their responsibilities:
•	Compliance with Applicable Laws. The Managers are expected to comply with all laws, rules and regulations of all U.S. and non-U.S. governmental entities and other private and public regulatory agencies, including any exchanges on which the Company’s securities may be listed, applicable to the Company’s activities.

•	Observance of Ethical Standards. The Managers must adhere to high ethical standards in the conduct of their duties. These include honesty and fairness.

•	Loyalty. The Managers must not be, or even appear to be, subject to influences, interests or relationships that conflict with the best interests of the Company.

•	Communication. The Managers must promote, as appropriate, communication by employees directly with Senior Management of the Company, or with the Chairman of the Company’s Audit Committee for any issues concerning improper accounting or financial reporting of the Company, without fear of retaliation.

•	Conduct. The Managers shall act in good faith, responsibly, with due care, competence and diligence, and without misrepresenting material facts or circumstances and without seeking improperly to influence or hinder the Company’s independent auditors in any way in the performance of their engagement.
Integrity of Records and Financial Reporting
Accurate and reliable preparation of financial records is of critical importance to proper management decisions and the fulfillment of the Company’s financial, legal and reporting obligations. Diligence in

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accurately preparing and maintaining the Company’s records allows the Company to fulfill its reporting obligations and to provide shareholders, governmental authorities and the general public with full, fair, accurate, complete, objective, timely and understandable disclosure, including in the Company’s filings with and other submissions to the U.S. Securities and Exchange Commission.
All Managers within their area of responsibility will be held responsible for the accurate and reliable preparation and maintenance of the Company’s financial data. This includes the accuracy of any and all data prepared and presented to the Financial Department, such as invoices, receiving documents, purchase orders, etc.
The Managers are also responsible for establishing and maintaining adequate disclosure controls and procedures, and internal controls and procedures, including procedures which are designed to enable the Company to: (a) accurately document and account for transactions on the books and records of the Company; and (b) maintain reports, vouchers, bills, invoices, payroll and service records, business measurement and performance records and other essential data with care and honesty.
Conflicts of Interest
The Managers must at all times avoid even the perception of a conflict of interest between themselves and the Company and in personal and professional relationships. Any situation that involves, or may involve, a conflict of interest with the Company or otherwise, must be disclosed promptly to Senior Management of the Company or the Chairman of the Audit Committee, who may consult with outside legal counsel as appropriate.
A “conflict of interest” can occur when an individual’s personal interest is adverse to – or may appear to be adverse to – the interests of the Company as a whole. Conflicts of interest also arise when an individual, or a member of his or her Immediate Family, receives improper personal benefits as a result of his or her position with the Company. “Immediate Family” includes a person’s spouse, parents, children, siblings, mothers, in-laws and anyone (other than domestic employees) who share such person’s home.
This Code does not attempt to describe all possible conflicts of interest, which could develop. Some of the more common conflicts from which the Managers must refrain, however, are set forth below.
•	Improper conduct and activities. The Managers may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

•	Compensation from non-Company sources. The Managers may not accept compensation (in any form) for services performed for the Company from any source other than the Company.

•	Gifts. The Managers and members of their Immediate Families may not accept gifts from persons or entities where any such gift is being made in order to influence their actions in their position with the Company, or where acceptance of the gifts could create the appearance of a conflict of interest.

•	Personal use of Company assets. The Managers may not use Company assets, labor or information for personal use, other than incidental personal use, unless approved by Senior Management or the Chair of the Audit Committee or as part of a compensation or expense reimbursement program.

•	Non-Competition. The Managers may not perform services for, or have a substantial interest in, any competitor of the Company.

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•	Transactions with the Company. The Managers may not engage in a transaction with the Company, or work for or own a substantial interest in any organization doing or seeking to do business with the Company.
Corporate Opportunities
The Managers are prohibited from: (a) taking for themselves personally opportunities related to the Company’s business; (b) using the Company’s property, information, or position for personal gain; or (c) competing with the Company for business opportunities.
Non-Disclosure and Confidentiality
The Managers must maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company, its business, customers or suppliers that comes to them, from whatever source, except when disclosure is authorized or legally mandated. As Managers they are recognized as having access to corporate information not available to other employees or the general public and are duty bound to keep this information confidential, even if after retirement or their employment ceases. For purposes of this Code, “confidential information” includes all non-public information relating to the Company, its business, customers or suppliers.
To protect this information, it is Company policy that:
•	Confidential information of the Company should be disclosed within the Company only on a need-to-know basis.

•	Confidential Information of the Company or of other parties should be held in secure locations accessible only to personnel on a need-to-know basis.

•	Confidential Information of the Company (paper or electronic) must be marked with additional handling instructions as designated by the Company.

•	Confidential Information of the Company should be disclosed outside the Company only when required by law or when necessary to further the Company’s business activities and in accordance with the Company’s disclosure guidelines.
Compliance with Laws, Rules and Regulations
The Managers will comply with laws, rules and regulations of all U.S. and non-U.S. governmental entities and other private and public regulator agencies, including any exchanges on which the Company’s securities may be listed. The Company’s Insider Trading Policy governs transactions in Company securities. Any question of law must be directed to Senior Management who may consult with outside legal counsel as appropriate.
Antitrust Matters
The Managers should not exchange information with competitors regarding prices or market share and should refrain from exchanging other information that could be construed as a violation of antitrust laws.
The following agreements and arrangements are among those that constitute violations of applicable laws and must not be engaged in under any circumstances:
•	Agreements with competitors to fix prices or any other terms and conditions of sale;

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•	Agreements with competitors to boycott specified suppliers or customers;

•	Agreements with competitors to allocate products, territories or markets, or to limit the production or sale of products or product lines;

•	Agreements with customers to fix resale prices; and

•	Any behavior that can be construed as an attempt to monopolize.
Failure to comply could result in serious consequences for the Company and the offending individuals. Violations of most antitrust laws are crimes, subjecting the Company and individuals to heavy fines, and individuals to possible imprisonment as well. In addition, the Company may be required to pay triple damages and be ordered to refrain from engaging in certain activities.
Encouraging the Reporting of any Illegal or Unethical Behavior
The Managers must promote ethical behavior and create a culture of ethical compliance. The Managers must foster environment in which the Company: (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules and regulations to appropriate personnel; and (c) informs employees that the Company will not allow retaliation for reports made in good faith. The company will also not allow retaliation between managers or between employees and violations will be considered a basis for dismissal.
Waivers and Implicit Waivers
A waiver is defined by SEC rules as a material departure from a provision of the Code and an implicit waiver means failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. Any waiver or an implicit waiver from a provision of this Code must be disclosed in the Company’s Annual Report on Form 10-K or a Report on Form 8-K filed with the SEC. It is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.
Conclusion
The Managers must communicate any suspected violations of this Code promptly to Senior Management, or the Chairman of the Audit Committee. Violations will be investigated and appropriate disciplinary action will be taken in the event of any violations of the Code, up to and including termination.
VALENTEC SYSTEMS, INC
DECEMBER 31, 2005

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Valentec Systems, Inc. — Directors Code of Business Conduct and Ethics

VALENTEC SYSTEMS, INC
CODE OF BUSINESS CONDUCT, INTEGRITY AND ETHICS
Please read this Policy carefully. All employees must understand our policy concerning business conduct, integrity and ethics. Employees must certify once a year that they have recently re-read this Policy and understand it. Failure to comply with this Policy is cause for severe disciplinary action.
Valentec Systems, Inc. — Directors Code of Business Conduct and Ethics

VALENTEC CORPORATE POLICY CONCERNING
BUSINESS CONDUCT, INTEGRITY and ETHICS
Valentec Systems, Inc. and its affiliates and subsidiaries have always followed the highest principles of business conduct, integrity, and ethics. That is the reputation we now enjoy. We intend to keep it.
This Policy is intended to focus our employees on areas of business conduct, ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct foster a culture of honesty and accountability, deter wrongdoing, and promote accurate disclosure and reporting. It applies to the Company’s U.S. operations and any employees working outside the U.S.
No policy can anticipate every situation that may arise. Accordingly, this Policy is intended to serve as a source of guiding principles. Employees are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Policy to the attention of Senior Management.
Each employee is expected to adhere to a high standard of business conduct. The success of the Company depends on the way we conduct business and the way the public perceives that conduct. Unethical actions, or the appearance of unethical actions, are not acceptable. All Valentec’ employees are expected to be guided by the following principles in carrying out their responsibilities:
•	Compliance with Applicable Laws. All employees are expected to comply with all laws, rules and regulations of all U.S. and non-U.S. governmental entities, and other private and public regulatory agencies, including any exchanges on which the Company’s securities may be listed, as applicable to the Company’s activities.

•	Observance of Ethical Standards. Our employees must adhere to high ethical standards in the conduct of their duties. These include honesty and fairness.

•	Conflict of Interest. Each employee must, at all times, act with integrity and must avoid any actual or apparent conflicts of interest between themselves and the Company and in personal and professional relationships. Any situation that involves, or may involve, a conflict of interest with the Company or otherwise, should be disclosed promptly to Senior Management

•	Loyalty. Employees should not be, or appear to be, subject to influences, interests, or relationships that conflict with the best interests of the Company.

•	Communication. We encourage employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation and to report violations of laws, rules and regulations to appropriate personnel. The Company does not tolerate retaliation for reports made in good faith.
This Policy has been prepared to enable you to understand and follow the Company’s policy with respect to business conduct, integrity and ethics. We hope it provides a useful guide to you in your day-to-day business activities.
As used throughout this Policy, the term “Company” collectively means Valentec Systems, Inc and its subsidiaries and affiliates, and the term “Valentec” means Valentec Systems, Inc.
Much of this Policy includes legal requirements. It is not intended to make you an expert in such areas. Instead, it is designed to alert you to problems you may face and enable you to know when you have to obtain guidance before taking action that may have a legal impact upon the Company.

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CORPORATE POLICY CONCERNING BUSINESS CONDUCT
What follows are the principles of business conduct to which each employee of the Company is expected to adhere in order to assure that the Company conducts itself in a manner consistent with its obligations to its stockholders and to society.
In addition to the requirements of loyalty to the Company and compliance with law, each employee is expected to use good judgment and to adhere to and comply with high moral and ethical standards in the conduct of business. Employees should endeavor to deal fairly with the Company’s customers, suppliers, competitors and other employees, and to respect the policies and procedures of those outside the Company.
Employees are expected to devote their best efforts and attention to the fulltime performance of their jobs and duties. No employee should be subject, or even seem to be subject, to influences, interests or relationships which conflict with the best interest of the Company. This means avoiding any activity that might compromise or seem to compromise the Company or the employee. Employees should maintain the confidentiality of information entrusted to them by the Company that comes to them, from whatever source, in their respective capacities as employees, except when disclosure is authorized or legally mandated.
While we must compete vigorously to maximize profits, we must at the same time do so in strict compliance with all laws and regulations applicable to our activities. No employee should at any time take any action on behalf of the Company, which violates any applicable law or regulation.
Avoid conflicts of interest. Conflict of interest exists when an employee’s duty to give undivided commercial loyalty to the Company is prejudiced by actual or potential personal benefit from another source and where the employee’s loyalties or actions are divided between the Company’s interests and those of another, such as a competitor, supplier or customer.
Each employee is expected to avoid any investment, interest, or association that interferes or might appear to interfere with the independent exercise of judgment in the Company’s best interests.
Disclosures of personal interests or other circumstances that might constitute conflicts of interest are to be reported promptly by the employee to Senior Management, who will arrange for resolution in a manner best suited to the interest of the Company and the individual. It is essential to keep in mind that when an employee confronts a possible conflict of interest, prompt and full disclosure is the correct step towards solving the problem. Some conflicts may be entirely acceptable and beneficial while others may not. Prompt disclosure helps us avoid an embarrassing situation.
While it is not feasible to describe all possible conflicts of interest that could develop, some of the more common conflicts, from which employees must refrain, include the following:
•	When an employee, relative, or a person with whom he or she has a close personal relationship, has a significant direct or indirect financial interest in, or obligation to, a competitor, supplier or customer of the Company;

•	When an employee conducts business on behalf of the Company with a supplier or customer of which a relative or a person with whom he or she has a close personal relationship is a principal or officer;

•	When an employee, relative, or a person with whom he or she has a close personal relationship, or any other person or entity designated by the employee, accepts gifts or entertainment of more than a token or nominal value from an actual or potential competitor, supplier or customer;

•	When an employee uses proprietary or confidential Company information obtained in the course of employment for personal gain or to the Company’s detriment;

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•	When an employee engages in self-employment in competition with the Company;

•	When an employee uses Company assets or labor for improper or personal use;

•	When an employee acquires any interest in property or assets of any kind for the purpose of selling or leasing it to the Company; and

•	When an employee personally takes an opportunity that is related to the Company’s business that should have been taken by the Company.
Here are a few examples in which clear conflicts of interest are present and ground rules can be indicated:
•	An employee who owns, directly or beneficially, a significant financial interest in an actual or potential supplier or customer may not, without full disclosure and specific written clearance by the Board of Directors, be assigned to a position in which the employee can influence decisions with respect to business with such supplier or customer. Clearly included are employees who recommend, evaluate, test or approve purchased products, or who participate in selection of, or arrangements with, suppliers.

•	Accepting gifts of other than token or nominal value or excessive entertainment from an actual or potential competitor, supplier or customer is prohibited. Items classified as advertising novelties, which have wide circulation (calendars, paperweights, etc.), do not violate this policy. Permitting a supplier’s representative to pick up the check at a meal is not offensive so long as business was discussed at arm’s length and there are no implications that an unusual event has been staged with the intention of subverting loyalty to the slightest degree. No gift or meal should be accepted where it would be illegal to do so, where the person making the gift insists that an action be taken or not taken as a condition of the gift or meal, or where, taking into consideration the situation as a whole, accepting the gift or meal would be inappropriate or improper.

•	No information obtained as the result of employment may be used for personal profit or as the basis for a “tip” to others unless the Company has previously already made such information generally available to the public. This is true whether or not direct injury to the Company appears to be involved. This requirement embraces any situation in which undisclosed information may be used as the basis for inequitable bargaining with an outsider. For example, the purchase of real estate near property, which an employee knows is being considered for purchase or development by the Company, would probably constitute a conflict.
ANTITRUST COMPLIANCE
At the heart of the antitrust laws is the conviction that the economy and the public benefit most if businesses compete vigorously, free from unreasonable restraints. Compliance with the antitrust laws is the policy of the Company and the responsibility of each employee. This policy is not to be compromised or qualified by anyone acting for or on behalf of the Company.
Failure to comply could result in serious consequences for the Company and the offending employees. Violations of most antitrust laws are crimes, subjecting the Company and individuals to heavy fines, and individuals to possible imprisonment as well. In addition, the Company may be required to pay triple damages and be ordered to refrain from engaging in certain activities.
Frequently such orders extend across the entire product line of a company, although the violation relates only to a single product. And, of course, the Company may be damaged in its reputation even in those cases in which it prevails in a legal action.

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The chief antitrust statute, the Sherman Act, prohibits conspiracies and understandings that unreasonably restrain trade. It prohibits any understanding whatsoever between competitors with respect to price, or any element of price (discounts, credit terms), including arrangements between competitors which tend only to stabilize prices. Thus, for example, agreements by competitors to buy up distress goods in order to prevent a decline in market price, or adhere to a specific formula for determining price, are clearly just as unlawful as an agreement as to the price itself.
Examples of what constitutes price or any element thereof for the purposes of antitrust violations would include, but not be limited to, such items as the following: competitors agreeing to percentage mark-ups for fringe benefits, overhead and fee; lump sum or fixed price numbers, including fixed fees such as salaries of employees; and subcontractor and material supply pricing.
Also prohibited are understandings between competitors with respect to:
•	Control of the amount of their production. For example, they might agree amongst themselves not to use certain laborsaving devices or non-union laborers in order to drive the price of work higher.

•	Division or allocation of markets, territories, or customers. Companies might conspire to allocate work by geographic location, or agree that only certain companies would go after certain clients, or divide up the market such that one company would go after government work and another company would go after hydrocarbon work and the like.

•	Boycotting of third parties. A boycott would be where two or more companies got together and agreed not to do any business for a certain specific client or industry, or if they got together and agreed not to give any business to any specific subcontractor or material supplier.

•	A conspiracy or understanding also will be found to exist where it is shown that there was any kind of mutual understanding which gave the parties a basis for expecting that a business practice or decision adopted by one would be followed, or at least not opposed, by the other.

•	Exchanges of business information between competitors in trade association activities provide a fertile ground for antitrust violations and your conduct should be controlled accordingly. Trade associations have especially come under specific scrutiny by the law enforcement authorities for possible antitrust violations.

•	It should not be assumed that foreign transactions fall outside the U.S. antitrust laws. The Sherman Act’s prohibitions of understandings that unreasonably restrain trade are applicable to foreign arrangements that have any substantial effect upon exports from or imports into the United States or the pricing or availability of goods and services.
If you are involved in a situation in which a competitive restraint in any form may be present, consult with a Senior Executive
INSIDER TRADING IN SECURITIES
Until released to the public, material information concerning Company plans, successes or failures is considered “inside” information and, therefore, confidential. Such data is as much an asset of the Company as its real estate and equipment. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s Conflict of Interest Policy. More particularly, in connection with trading in Valentec securities, it is a fraud not only against the Company, but also against members of the investing public who suffer by trading in the same market as the insider without the benefit of having the confidential information.

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Valentec Systems, Inc. — Business Conduct, Integrity and Ethics

Several rigidly enforced complex laws and regulations are intended to prevent misuse of corporate information by regulating the manner in which securities may be bought or sold. Particularly important are the “truth-in-disclosure” and “antifraud” rules of the U. S. Securities and Exchange Commission (“SEC”), which are designed to protect primarily the investing public.
The Securities Exchange Act of 1934, as amended, basically makes it unlawful for an insider to use information to his or her financial advantage in trading Valentec’ stock when that information is not public knowledge.
Anyone who is in possession of material inside information is an “insider.” This includes not only knowledgeable directors and officers but also non-management employees of all levels and persons outside the Company (spouses, friends, brokers, etc.) who may have acquired the information directly or indirectly. There is no special title or position that distinguishes an insider from one who is not. The key is a person’s access to material information. Therefore, anyone could be an insider, for example, a secretary in our Business Development group could easily be an insider, or an engineer working on a project, or a company officer of any subsidiary.
With all of the information concerning the Company available to each employee, it is difficult for you to determine if it’s material or not. A good shorthand rule is to ask the question “Would knowing this information affect the decision of a reasonable person to hold, buy or sell Valentec stock?” If the answer is yes, the information is probably material. Examples of material information include large contract awards or cancellations, pending mergers or acquisitions, addition or loss of key personnel, extraordinary gains or losses by the Company, stock splits, or extraordinary dividends.
Material information, to be a problem, must also be confidential information. If the information is already public knowledge, then no liability will attach, no matter how material it is. However, just because other employees know the information and even freely discuss it does not mean that it is “public.” Also, simply because the information is not labeled “confidential” does not mean it may not be. If you have any question concerning whether information you may have is material insider information, you should ask a member of Senior Management before you take any action concerning Valentec stock.
Regarding the disclosure of the material information to other employees of the Company, you must not disclose such information to anyone except to persons within the Company whose positions require them to know. This sometimes becomes a difficult burden to bear especially when it is either necessary or desirable in the Company’s best interests to pass information down the line to fellow employees who either should know or need to know the facts. In a given context, almost anything that has not been publicly divulged by senior management might be or become an important item to be kept confidential. Therefore, for the protection of the person who has come into possession of confidential information, whether a Company officer or not, it is believed best to err on the side of emphasizing confidentiality than to take a less strict stand.
While the above is the primary type of material information you will have access to, you can also be an insider for information you receive concerning companies other than the Company. For instance, in the case of a merger or acquisition, you are an insider with regard to the business that the Company is merging with or buying and you cannot trade in that company’s stock either. Other examples are where a major contract has been awarded to a supplier or a competitor and you know about it through your employment at the Company, or where material information regarding a customer is discovered.
So although in this Policy we generally refer to prohibitions in trading in Valentec’ stock, be aware that these same prohibitions can also apply to trading in stock of other companies.
The rules prohibit such insiders from trading in or recommending Valentec’ securities or trading in or recommending securities of other companies the value of which is likely to be affected by the actions of the Company while such inside information remains undisclosed to the general public.

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Valentec Systems, Inc. — Business Conduct, Integrity and Ethics

The law finds it inherently unfair for a party to take advantage of material information knowing it is unavailable to those with whom he or she is dealing in trading the shares. This is true even if the insider is trading through a broker and does not know the identity of the buyer (or seller) of the insider’s stock.
If a person has insider information and does not act on it, there is no violation. However, note especially that an insider still has liability even if he or she personally does not trade in any stock if he or she tells friends or relatives about the material inside information and they, or someone they tell, trade in Valentec stock.
The insider is allowed to get back into the market or to recommend Valentec’ securities only after the inside information has been publicly disclosed, and then only after a reasonable time (generally, approximately 24 hours) has been allowed for the information to be absorbed by the general public.
A breach of the rules could expose the insider to the following penalties, which are not exclusive of one another:
•	Criminal fines and imprisonment (in certain cases) of up to $5,000,000 and 20 years in jail for individuals;

•	Civil penalties that can range as high as $100,000 per violation;

•	Judgment in favor of a damaged investor ordering the insider to pay over the profits made on the transaction, and possible damages;

•	Judgment in favor of the Company ordering the insider to pay over the profits he or she made on the transaction and possibly damages; and

•	A SEC injunction.
Officers and Directors are automatically considered, as “Insiders” and any trades made by them must be reported to the SEC. Also any officer or director who both either purchases and then sells or sells and then purchases securities of Valentec within a six month period, may be required to turn over any and all profits if found in violation of the insider trading rules. Exercising stock options would not be considered in violation of these rules, however, this Policy does apply to the sale of securities of the Company as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Confidential Information
Information on the Company’s activities, strategies and business data is proprietary. Such confidential information includes all non-public information that might be of use to the Company’s competitors, or harmful to the Company or the Company’s customers, if disclosed. The Company believes that its confidential proprietary information and data are important corporate assets in the operation of its business and prohibits the use or disclosure of this information, except when disclosure is authorized or legally mandated. All employees must be careful not to disclose such information to unauthorized persons, either inside or outside the Company, and must exercise care to protect the confidentiality of such information received from any other party.
To protect this information, it is Company policy that:
•	Confidential information of the Company should be disclosed within the Company only on a need-to-know basis.

•	Confidential information of the Company or of other parties should be held in secure locations accessible only to personnel on a need-to-know basis.

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Valentec Systems, Inc. — Business Conduct, Integrity and Ethics

•	Confidential information of the Company (paper or electronic) must be marked with additional handling instructions as designated by the Company.

•	Confidential information of the Company should be disclosed outside the Company only when required by law or when necessary to further the Company’s business activities and in accordance with the Company’s disclosure guidelines.
If employees believe they have a legal obligation to disclose confidential information, they should consult the Company’s Legal Counsel prior to doing so.
POLITICAL AND CHARITABLE CONTRIBUTIONS
Political and Charitable contributions made by the Company through a Political Action Committee (PAC) will be in accordance with all applicable federal and state laws. The Company’s intent is that its contributions be for the advancement of the Company’s interests by supporting candidates and issues that have a favorable outlook for the Company’s business.
Contributions to candidates for Federal offices by corporations, whether by direct or indirect use of corporate funds, are unlawful. While individual participation in the political process and in campaign contributions is proper and is encouraged by the Company, an employee’s contribution must not be made, or even appear to be made, with the Company’s funds, or be reimbursed from the Company’s funds. Fines and jail sentences may be imposed on officers and directors who violate the political contributions laws, and the Company may be fined.
Under no circumstances is any political or charitable contribution to be made where it is illegal, the recipient of the contribution or the person who requested the contribution has agreed to take or not take any actions as a condition to the contribution, or, taking into consideration the situation as a whole, the contribution would be inappropriate or improper.
The Valentec’ Board of Directors must approve in advance any political or charitable contribution using company funds, individually or in the aggregate, over $ 5,000 in any fiscal year, to any political candidate or nonprofit organization.
DISCRIMINATION POLICY
The Company forbids discrimination in employment on the basis of age, culture, disability, education, gender, regional or national origin, sexual orientation, physical appearance, race, or religion. The Company is committed to assure fair employment, including equal treatment in hiring, promotion, training, compensation, termination and disciplinary action. In compliance with law, the Company also maintains an affirmative action program. If you are not aware of the terms of the affirmative action program, you should contact a Senior Executive.
Unlawful discrimination can expose the Company to substantial damages and unfavorable publicity. Accordingly, it is particularly important that you maintain close communication with Senior Management who has the primary responsibility to keep abreast of current legal developments and Company policies in this area.
The Company intends that all employees be provided with a work environment free of intimidation and harassment, either verbal or physical and free from unsolicited and unwelcome sexual overtures or comments. Sexual harassment may occur in a number of circumstances, which may appear to be innocent in nature to one, while at the same time being deemed offensive to another. Accordingly, it is imperative that supervisors assure that this policy is strictly adhered to, and that employees are not exposed to incidents of sexual harassment by supervisory personnel, fellow workers, or others who may

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be on the premises. Complaints from employees concerning possible incidents of sexual harassment should be forwarded immediately to a Senior Executive.
All applicants for employment are recruited and hired on the basis of merit and qualifications and without regard for age. Age discrimination in assignment, transfer, promotion, upgrading, or compensation is not tolerated.
PURCHASING POLICY
The Company respects the integrity of the procurement process. It is our policy to comply with both the law and the rules imposed by our clients in this regard. Within the private sector, our clients generally impose a Code of Conduct or Business Conduct Policy much like ours. Our actions should adhere to our own Policy and the policies of our clients. If at any time, you have a concern that an action would compromise either our policy or that of the client, you should contact Senior Management before proceeding.
The giving of entertainment, gifts, payments, favors, loans, discounts, or other items offered or given to influence decisions of the recipient is prohibited. We support the use of modest entertainment and the like for purposes of developing business relationships and better understanding of our private sector client’s needs. However, such activity should never be lavish or excessive in any way. If there is any reason to believe that our actions could be interpreted as an attempt to influence the procurement selection process, then the activity must not occur. In the public sector, the rules are more specific. Any questions regarding the propriety of furnishing these items should be referred to Senior Management.
The Company is always interested in the employment of talented individuals from any source. However, the employment of current or former client employees must be reviewed carefully to avoid any possible conflict of interest. In certain circumstances, we may prohibit the employment of or limit the duties assigned to and performed by these persons. These requirements also govern the circumstances under which pre-employment discussions may take place. Where we have established active business relationships and are pursing business opportunities, inquiries from client procurement officials regarding employment opportunities are to be reported to the Senior Management of the Company.
FOREIGN CORRUPT PRACTICES ACT
Bribery, or the giving of money or anything else of value in an attempt to influence the action of a private or public official whether in the U.S. or any foreign country, is unlawful and against Company policy. No employee is authorized to pay any bribe or make any other illegal payment on behalf of the Company, no matter how small the amount. This prohibition extends to payments to consultants, agents or other intermediaries when the employee has reason to believe that some part of the payment or “fee” will be used for a bribe or otherwise to influence government action. In the case of sales commissions agreements with agents, or similar arrangements, prior approval must be obtained from Senior Management.
Payment (other than for purchase of a product) or giving of a gift of other than token or nominal value to suppliers or customers or their agents, employees or fiduciaries may constitute a commercial bribe, which may also be a violation of law. Commercial bribery is also against the policy of the Company; and no employee may engage in such bribery on behalf of the Company. The use of Company funds or assets for any unlawful, improper or unethical purpose is prohibited.
No undisclosed or unrecorded fund or asset of the Company shall be established for any purpose.
No false or artificial entry shall be made on the books or records of the Company for any reason, and no employee shall engage in any arrangement that results in such prohibited act.

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Company personnel are to conduct Company business in compliance with the laws of all countries in which the Company does business. Neither the Company nor its employees should assist any third party in violating the laws of any country. This policy applies whether or not the Company’s assistance itself violates the laws of any country.
ANTI-BOYCOTT COMPLIANCE
It is the Company’s policy to comply with the letter and spirit of the U.S. Government’s anti-boycott regulations. Each employee is responsible for making informed, good faith efforts to comply with these regulations. Cooperation with foreign country boycotts that discriminate against U.S. firms or citizens on the basis of race, color, religion, sex or national origin violates U.S. law. Compliance with the request of a foreign country for conduct or information implementing the boycott of a nation friendly to the US also violates U.S. law. Criminal penalties and the loss of certain U.S. tax benefits may result. It is the Company’s policy to reject all such requests or cooperation. Should you receive a verbal or written request to boycott or, as is more usual, a request for the Company to provide certain information which could or would assist the requesting foreign country in ascertaining whether or not we will comply with the boycott or assisting that foreign country in implementing the boycott, you must immediately notify Senior Management. The Company is required by U.S. law to report all such requests to the Department of Commerce and to maintain for six years appropriate files on all transactions which relate to the boycott, even if we are not going to comply with the request or even if we feel that the information requested is harmless. Failure to report the receipt of such requests for boycott compliance or boycott information can result in substantial penalties and fines being levied against the Company, even if we refused to comply.
TRANSACTIONS WITH THE US GOVERNMENT
Good business ethics, quality products, and integrity in meeting commitments are appropriate to both our government and commercial businesses. However, suppliers of goods and services to our government clients have additional requirements not usually found in standard commercial transactions.
The Federal government has adopted broad and detailed sets of regulations governing standards of conduct for contractors. These regulations serve as a model for public clients most of whom have either adopted the Federal standards, follow them as a matter of practice, or follow them because their projects are federally funded. Furthermore, different government agencies have established specific requirements as to how their employees must conduct themselves in their relationships with our industry. Because of the extent and complexity of procurement regulations, employees need to ensure that they understand the requirements governing the company and their individual conduct.
It is the Company’s policy to comply with all applicable laws, regulations and contract provisions.
RELATIONS WITH GOVERNMENT EMPLOYEES
The Federal government prohibits bribes and gratuities. A gratuity includes entertainment, gifts, payments, favors, loans, discounts, or other business courtesies offered or given to a procurement official. It is important to understand that the prohibition includes business courtesies that may be acceptable in the commercial sector. State and local governments and Federal corporations and agencies have similar prohibitions. It is the Company’s policy to follow the Federal standards for all of our public sector clients. The only exception is if Senior Management obtains a written opinion that a particular item is permitted under applicable local laws. All employees must comply with the letter and intent of such laws and regulations.
EMPLOYMENT OF FORMER GOVERNMENT EMPLOYEES
All applicable rules and regulations covering employment by the Company of former government or military employees must be followed to avoid any possible conflict of interest. These rules may prohibit the employment of or limit the duties assigned to and performed by these persons. These legal

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Valentec Systems, Inc. — Business Conduct, Integrity and Ethics

requirements also govern the circumstances under which pre-employment discussions may take place and restrictions that may apply to former military and government employees after they are employed. Inquiries from procurement officials regarding employment opportunities are to be reported to Senior Management.
PROCUERMENT INTEGRITY ACT
The Federal Procurement Integrity Act regulates the conduct of competing contractors during the procurement process. Contractors are prohibited from: (i) receiving a competitor’s bid or proposal information or other confidential information prior to award of the contract to which such information relates; (ii) having undisclosed employment discussions with a government employee who is engaged personally and substantially in the procurement process; and, (iii) compensating a former government employee who served as a procurement official during a one year compensation ban.
The phrase “bid or proposal information” means a competitor’s prices, rates, estimates, or technical data. Confidential information includes the government’s technical or price evaluations, rankings, or competitive range determinations; and any information marked as confidential, proprietary, or source selection. The prohibition on receiving this information extends to materials received from any unauthorized source including government personnel, disgruntled employees, or consultants.
Federal procurement laws establish other procurement integrity and ethical business practices. These include independent pricing decisions, collusive bidding, certain contingent fee arrangements, disclosure of lobbying activities, restrictions on subcontractor sales to the government, supplier kickbacks, certification regarding responsibility matters, false statements or certifications, and undisclosed conflicts of interest.
To promote the highest ethical standards with respect to procurement integrity, it is our Policy to follow the Federal rules outlined above with all public clients, particularly concerning the gathering and use of confidential information, even if state and local laws are silent concerning specific integrity issues.
The Company recognizes that there are times when the Government, for its own purposes, gives its contractors information in the course of a procurement competition. For instance, a contracting officer may tell Valentec that its price is too high and it needs to get closer to a specific number; or the contracting officer may say that the competitors all had better approaches to a particular problem. When this type of information comes directly from a government official in the course of the regular back and forth between Valentec and the government official, this information exchange is permitted by Government rules and by Valentec’ policies.
The Company recognizes that there may be circumstances in which its employees are uncertain whether information received is proper under these rules. If you have any doubt whatsoever you should contact Senior Management immediately for a determination.
GOVERNMENT SECURITY INFORMATION
Each employee who has access to government-classified information is committed to safeguarding the security of that information. The fact that the Company establishes procedures and monitors does not reduce the responsibility each employee has to observe and carry out these performance protective measures. Failure to do so not only penalizes the Company but also subjects the individual to the penalties of the law. Employees must also carefully respect the strict rules of the government regarding those who may properly have access to, and possession of, copies of classified or other sensitive government data.
GOVERNMENT INVESTIGATIONS
The Company regularly responds to and interacts with innumerable laws, regulations, rules, ordinances and restrictions on many subjects imposed on it by all levels of government. Normally, these are handled

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Valentec Systems, Inc. — Business Conduct, Integrity and Ethics

in a timely manner in the ordinary course of business without implications of serious governmental repercussions, but it must be remembered that there are sanctions, penalties, and fines, administrative and legal actions, sometimes serious and sometimes nominal, which can be imposed by these same government bodies for inaction, delays, incorrect information and failure to respond. On the following subjects, it is necessary that you immediately bring any problem to the attention of Senior Management:
•	Request or subpoena to appear before a Grand Jury or similar indicting authority.

•	Notification or information of an investigation by authorities responsible for enforcing laws.

•	Inspections, visits, interview requests, and requests for Company documents by the FBI, Justice Department, Postal Inspector, SEC, and other similar U.S., state, local and foreign government bodies.

•	Subpoenas and requests to testify before agencies, commissions, bodies, and other legislative and administrative bodies.

•	Communications or notices received from government bodies or agencies imposing or threatening substantial fines, penalties, or injunctive action.
It is the policy of the Company to fully cooperate with any appropriate governmental investigation. A condition of such cooperation, however, is that the Company be adequately represented in such investigations by its own legal counsel. Accordingly, any time anyone in the Company obtains any knowledge that would lead one to reasonably believe that a government investigation or inquiry is underway; this information must be communicated immediately to Senior Management.
Sometimes it is difficult to tell when a routine government audit or inspection graduates into a governmental investigation. We must rely on the common sense and alertness of all of our employees for making this important determination. In the case of any doubt, employees should consult with Senior Management.
In some circumstances the audit, inspection or investigation may not seem at first to involve the Company. It may seem to be focused on a client, subcontractor, and supplier or a third party. Even in those situations you must contact Senior Management before you begin cooperating with the authorities involved.
Appropriate handling of government investigations is very important for the Company, for management, and for all employees. Virtually all of the federal laws regulating the conduct of the Company’s business including antitrust, securities, OSHA, environmental, government procurement, tax and financial laws contain not only civil, but criminal penalties. The criminal penalties attach not only to the Company but also to those individuals within the Company who actually took the actions that violate the law or failed to take actions that resulted in a violation of the law.
No employee should ever, under any circumstances, do any of the following:
•	Destroy any Company documents in anticipation of a request for those documents from any government agency or a court,

•	Alter any Company documents or records,

•	Lie or make any misleading statements to any governmental investigator in any investigation (there is a separate federal statute making such false statements to investigators a crime); or

•	Attempt to cause any other Company employee, or any other person, to fail to provide information to any government investigator or to provide any false or misleading information.

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Valentec Systems, Inc. — Business Conduct, Integrity and Ethics

The law guarantees all of us a right to be represented by legal counsel during any investigation or inquiry of any governmental agency. In view of the extreme technicality involved in these government investigations, we feel that the Company itself should be so represented and that all of our employees should at least be made aware of the opportunity for such representation. This applies any time any government investigator — including investigators from the Federal Bureau of Investigation — want to ask questions.
Employees also have this right if the questions are asked off Company property — such as at your home during the evening. Any individual has the absolute right to consult with legal counsel before answering questions from law enforcement officials such as federal investigators.
Should any government inquiry arise through the issuance of a written subpoena or written request for information (such as a Civil Investigative Demand) such request should immediately, and before any action is taken or promised, be submitted to a Senior Executive.
EXPORT CONTROLS
In general, everything we send out of the country is covered by an export license, whether it is products, blueprints or designs, technical reports or specifications, and whether it is export physically or electronically. The definition of export is quite broad and can include conversations of a technical nature with a citizen of another country and plant tours where foreign visitors are touring our or our client’s facilities.
Export control regulations are, however, quite complex, and any employee involved in any export transaction must observe at least these two rules:
1.	Satisfy themselves that there is some regulation or specific export license that covers the export they want to make. This includes exports of technology, as well as exports of goods or services.

2.	Any information that any of our employees furnish either to our own Company people, to the government or to companies that we may have hired to facilitate our export transactions must be truthful and accurate. This includes both information as to the technology in question and information as to the economic value of the exports.
Employees involved in export business also have an obligation to be reasonably alert to situations in which inaccurate information may have been furnished, either to us or to any of our agents, involving the ultimate destination or use of the goods. This is particularly important for goods of the type that are allowed to be shipped to some countries, but are not permitted to be shipped to certain restricted countries. If any employee feels that there is any doubt as to the bona fides of the information being furnished us regarding the ultimate destination or use of anything we export, the employee should contact Senior Management.
In addition to complying with the export rules, where we are working on projects for the U.S. Department of Defense or any other Federal government department, corporation, or agency we are also required to obtain the prior written approval of the State Department with respect to military related technology before allowing such foreign national visitors to participate in or observe our work.
If there is any doubt as to whether any situation involves an “export” within the meaning of our export control laws, Senior Management should be consulted.
MEDIA RELATIONS
The Company values its relationships with those in the media and endeavors to provide full and prompt disclosure of all material developments or events. Media relations are the responsibility of senior

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Valentec Systems, Inc. — Business Conduct, Integrity and Ethics

Management and all statements to the media or responses to inquiries from the media shall be handled through the Corporate Executive Offices.
Any employee asked for any statement from any member of the media should respond by explaining this policy and encouraging the questioner to contact the appropriate Executive.
The Company also values its relationships with all of its shareholders and those in the investment community. Any communication from any shareholder or anyone in the investment community requesting information relating to the Company should be forwarded to the office of the Chief Executive Officer or designated spokesman for the company for proper handling.
Public relations activities performed on behalf of a client will be handled by the public relations professional assigned to support that project in accordance with the provisions of the applicable contract. Issues that might significantly impact the Company must be brought to the attention of Senior Management.
Public Company Reporting and Other Public Communications
As a public company, it will be of critical importance that the Company’s filings and submissions with the SEC be accurate and timely. Depending on his or her position with the Company, any employee may be called upon to provide necessary information to assure that the Company’s public reports and documents filed with the SEC and in other public communications by the Company are full, fair, accurate, timely and understandable. The Company expects its employees to provide prompt, accurate answers to inquiries related to the Company’s public disclosure requirements.
All employees of the Company must, and must cause the Company to comply with the system of disclosure controls and procedures devised, implemented and maintained by the Company to provide reasonable assurances that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is properly authorized, executed, recorded, processed, summarized and reported.
Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act, is accumulated and communicated to the Company’s management, including the Chief Executive Officer, President and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.
Record Management
The Company shall develop, administer and coordinate a record management program, and issue retention guidelines for specific types of documents. Records should be maintained to comply with applicable statutory, regulatory or contractual requirements, as well as pursuant to prudent business practices. The Company prohibits any employee from:
•	altering, destroying, mutilating, concealing, covering up, falsifying or making a false entry in any record, document, or tangible object with the intent to impede, obstruct, or influence an investigation by appropriate governmental authority or bankruptcy proceeding, or in relation to or contemplation of any such matter, or with the intent to impair the object’s integrity or availability for use in an official proceeding, otherwise obstructing, influencing or impeding any official proceeding or any attempts to do so; and

•	assisting or encouraging any other person, such as the independent accountant, in destroying corporate audit records, such as work papers, documents that form the basis of an audit or review, memoranda, correspondence, communications, other documents, and records (including electronic records) which are created, sent or received in connection with an audit or review and contain conclusions, opinions, analyses, or financial data relating to such audit or review.

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Valentec Systems, Inc. — Business Conduct, Integrity and Ethics

In connection with these policies, please consult the Company’s Legal Counsel in the event of litigation or any investigation or proceeding or for specific information on the Company’s Document Retention Policy.
Recording Transactions
The Company seeks to maintain a high standard of accuracy and completeness in its financial records. These records serve as the basis for managing the Company’s business, for measuring and fulfilling its obligations to employees, customers, suppliers and others, and for compliance with tax and financial reporting requirements. These records are available for inspection by management and auditors.
In the preparation and maintenance of records and to ensure the effectiveness of the Company’s internal controls over financial reporting, all employees must:
•	make and keep books, invoices, records and accounts that accurately and fairly reflect the financial transactions of the Company;

•	maintain accurate records of transactions, time reports, expense accounts and other financial records;

•	comply with generally accepted accounting practices and principles;

•	promptly and accurately record and properly document all accounting entries;

•	comply with the system of internal controls over financial reporting devised, implemented and maintained by the Company to provide reasonable assurances that financial transactions are properly authorized, executed, recorded, processed, summarized and reported;

•	report to the Company’s Audit Committee any significant deficiencies or material weaknesses, including corrective actions, in the design or operation of the Company’s internal controls over financial reporting, which could adversely affect the Company’s ability to record, process, summarize and report financial data;

•	report to the Company’s Audit Committee any concerns regarding questionable accounting or auditing matters; and

•	report to the Company’s Audit Committee any fraud involving management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.
Employees of the Company may not:
•	intentionally distort or disguise the true nature of any transaction in recording and documenting accounting entries;

•	make a representation, either in a document or in oral communication, that is not fully accurate; or

•	establish any undisclosed or unrecorded funds or assets for any purpose.
Questions regarding this policy should be addressed to the Company’s Legal Counsel. Employees of the Company are encouraged to submit any concerns or complaints anonymously and/or confidentially regarding accounting, internal accounting controls or auditing matters to the Company’s Legal Counsel, which will treat such submissions confidentially. Such submissions will then be directed to the attention of the Audit Committee of the Board of Directors for review and investigation.

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Valentec Systems, Inc. — Business Conduct, Integrity and Ethics

REPORTING AND RESOLVING SUSPECTED IRREGULARITIES
Supervisors must see that employees who report to them receive adequate training about applicable Government and Company requirements. Employees must obtain guidance concerning the propriety of any course of conduct about which they have any doubts.
Employees are required to report the following matters to the Executive Management:
•	Any payments, gifts, or gratuities to a government procurement official or their family members, whether made directly by a company employee or by or through a third party. Any payment, gift or gratuity given to a private sector client’s procurement official, whether made directly by a company employee or by or through a third party, which is believed to be for the purpose of influencing a procurement.

•	Receipt of a competitor’s pricing, rates, or technical data, or the client’s evaluations, rankings, or competitive range determination, or any information marked with a confidential, proprietary, or source selection legend, unless such information is explicitly and openly available to all competitors, or is directly obtained from the client under normal circumstances.

•	Receipt of the client’s budget or “should cost” estimate if the Company is a competitor (as distinguished from cases where the Company is a consultant to the government), unless such information is explicitly and openly available to all competitors, or is directly obtained from the client under normal circumstances.

•	Employment related discussions or inquiries by or with procurement officials.

•	Compensation arrangements (e.g. consulting agreements) with former procurement officials.

•	Incorrect or defective cost or pricing data on public sector projects.

•	Improper or unallowable charges.

•	Unauthorized deviations from contract specifications.

•	Contingent fee or success fee arrangements on public sector projects.

•	Subcontractor, supplier, or union kickbacks.

•	Any suspected violation of procurement laws or any Company policy, and

•	Any inappropriate or suspicious conduct.
With regard to accounting, internal accounting controls and auditing matters, any employee of the Company may submit a good faith complaint regarding questionable accounting, internal accounting controls or auditing matters to the Company without fear of dismissal or retaliation of any kind.
•	Employees are encouraged to report any questionable accounting, internal accounting controls or auditing matters, including the following:

•	Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

•	Fraud or deliberate error in the recording or maintaining of financial records of the Company;

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Valentec Systems, Inc. — Business Conduct, Integrity and Ethics

•	Deficiencies in or non-compliance with the Company’s internal accounting controls;

•	Misrepresentation or false statement to or by senior management or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company;

•	Deviation from full and fair reporting of the Company’s financial condition; or

•	Violations or possible violations of either the Code of Business Conduct and Ethics for the Members of the Board of Directors or the Code of Ethics for the Chief Executive Officer and Senior Financial Officers.
All employees have a moral, and in some cases, a legal obligation to call the Company’s attention to any situation in which any Company policy may not be observed. No discipline or other retaliatory action shall be taken against any employee informing the Company of any violations of any Company policy. Possible situations in which any Company policy may not be observed should be called to the attention of Senior Management or the Board of Directors.
It is the Company’s policy to voluntarily disclose to the government violations of laws and regulations that have had a material adverse effect on the quality of services received by the government or amounts of money paid by the government, or that violate procurement integrity laws.
Employees culpable in such matters are subject to appropriate Company disciplinary actions and may also be subject to personal criminal liability under applicable statues.
CORPORATE GOVERNANCE AUDITS
Compliance with all Company policies is monitored by periodic audits under direction of the Board of Directors. All Company employees are required to cooperate fully with any such audits and to provide truthful and accurate information.
DISTRIBUTION
Every new employee will be given a copy of this Policy and asked to acknowledge receipt of it and having read it either at or within one week of hiring. Employees will be required to reaffirm annually that they have recently re-read this Policy, understand it and are not aware of any violations except as specifically noted in their Reaffirmation.
NONEXCLUSIVITY
No representation is expressed or implied that the policies stated in this Policy are neither all the relevant policies nor that they are a comprehensive, full, or complete explanation of the laws that are applicable to the Company and its employees. All employees have a continuing obligation to familiarize themselves with applicable law and all Company policies.
CLAIMS AND LITIGATION
It is important that indiscriminate writing and distribution of memoranda or reports relating to matters involving possible future litigation be avoided. Although personnel will wish to make reports on these matters to their superiors, written memoranda relating to the prosecution or defense of such litigation may not be privileged unless prepared solely for a lawyer retained by the Company. Any written reports involving these matters that you consider necessary or advisable should first be discussed with Senior Management.

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Valentec Systems, Inc. — Business Conduct, Integrity and Ethics

SERVICE OF LEGAL PROCESS
Summons or complaints served on the Company are frequently our first knowledge of a lawsuit. It is important that we have sufficient time to prepare and file responsive pleadings. If someone attempts to serve you with a summons or complaint, you should disclaim any authority to receive the service and contact Senior Management. Should you receive any summons or complaint whether by mail, delivery or otherwise, it must be immediately forwarded to Senior Management.
SUBPOENAS AND REQUESTS FOR TESTIMONY
Testimony of employees and information in files requested or subpoenaed by other parties must be cleared with the Counsel retained by the Company if it involves government investigative or law enforcement bodies, such as Federal Bureau of Investigation, Federal Department of Justice, or a Grand Jury or other indicting authority.
Receipt of subpoenas and requests for information in files or testimony in civil litigation is not unusual. The Company may or may not be a party to such litigation. All such subpoenas and requests should be forwarded to the Counsel retained by the Company immediately after receipt.
CORPORATE GOVERNANCE REPORTING
Employees are encouraged to report their concerns, complaints and suggestions to Senior Management.
Under the whistle blower protection provision of TITLE VII Section, 806(a), of the Sarbanes-Oxly Act of 2002 an employee may report real or perceived securities concerns or violations directly to the SEC without repercussions from the Company.
Employees who desire to communicate confidentially with the non-management directors of the Board may do so by contacting the individual Board Member directly without repercussions from the company.
VIOLATIONS OF CODE DISCIPLINARY MEASURES
The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was intentional or inadvertent, the extent of the likely damage to the Company and its shareholders resulting from the violation and whether the individual has committed previous violations of this Code or other Company policy concerning ethical behavior. The Board of Directors shall provide a written notice to the individual involved in the violation stating that the Board of Directors or such designee has determined that there has been a violation and indicating the action to be taken by the Board of Directors against the individual.
Violations of the rules and policies of conduct set forth in this Code may result in one or more of the following disciplinary actions, as appropriate:
•	a warning;

•	a reprimand (noted in the employee’s personnel record);

•	probation;

•	demotion;

•	temporary suspension;

•	required reimbursement of losses or damages;

•	termination of employment; and/or

•	referral for criminal prosecution or civil action.

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Valentec Systems, Inc. — Business Conduct, Integrity and Ethics

Disciplinary measures may apply to any supervisor who directs or approves such violations, or has knowledge of them and does not promptly correct them.
Reporting possible violations of this Code will not result in retaliation against such employee for making this report.
Conduct that violates this Code may also violate United States federal or state laws or laws outside the United States. Such violations may subject the employee, officer or director to prosecution, imprisonment and fines. The Company may also be subject to prosecution and fines for the conduct of employees.
VALENTEC SYSTEMS, INC
DECEMBER 31, 2005

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Valentec Systems, Inc. — Business Conduct, Integrity and Ethics